EXHIBIT 10.10


                                TEAMING AGREEMENT


                 THIS TEAMING AGREEMENT ("Agreement") is made and entered into this 29th day of March, 2005 ("Effective Date"), by and between PROJECT PERFORMANCE CORPORATION ("PPC"), a Commonwealth of Virginia Corporation, with offices located at 1760 Old Meadow Road, 4TH Floor, McLean, VA, 22102 and CATCHER, INC. (FORMERLY LCM TECHNOLOGIES, INC.) with its principal place of business at 1165 Via Vera Cruz, San Marcos, CA 92078 ("Company").

         WHEREAS, The Technical Support Working Group (TSWG) ("the Customer") has a requirement for Communications And Telemetry Computing Handheld for Emergency Response ("CATCHER") and will be issuing a Request for Proposal (the "TSWG Solicitation") with the intent to award a contract (hereinafter referred to as the "Program") for CATCHER; and

         WHEREAS, the above identified parties, because of their diverse capabilities, have determined that they would benefit from a teaming arrangement between their respective organizations in order to develop the best cost, management and technical approach to the Solicitation; and

         WHEREAS, both parties agree that Project Performance Corporation shall be the prime contractor, hereinafter referred to as "PPC" or "the prime", and Company shall be the subcontractor, hereinafter referred to as "Company" or "the sub"; and

         WHEREAS, the prime and the sub have agreed as set forth in the attached Exhibit A to a division of responsibilities on the part of the prime and the sub in support of the proposal effort or work to be performed under the Program; and

         WHEREAS, PPC and the Company further desire to jointly pursue other opportunities relating to the CATCHER product, on an exclusive basis, on the terms and subject to the conditions contained herein.

         NOW, THEREFORE, the parties hereto in consideration of the mutual promises hereinafter contained, agree as follows:

         1. During the term of this Agreement (the "Term"), PPC shall serve as the exclusive reseller, systems integrator and program manager in connection with all sales of the CATCHER product (including any modifications and/or improvements thereto and any derivations thereof) (collectively, the "Product") to any governmental agency or entity (including, without limitation, any federal, state, local and quasi-governmental agency) or to any other company or entity that provides transportation, telecommunications and/or security-related services (collectively, the "Target Clients"). Accordingly, during the Term the Company shall not, directly or indirectly, other than through PPC, market, sell, offer to sell or otherwise provide the Product to any Target Client. Likewise, during the Term PPC shall not market, sell, offer to sell or otherwise provide any product that is substantially similar to the Product to any Target Client. Each party hereto shall bring to the other party's attention any potential opportunity (each, an "Opportunity") developed or discovered by such party during the Term to provide the Product to any Target Client, and the parties shall use good faith efforts to agree

PPC TEAMING AGREEMENT                  Page 1      Solicitation No.____TBD______
upon an appropriate proposal for such Target Client, in accordance with the general parameters set forth in Section 2 below.

         2. The parties anticipate that, in connection with the Program and each other Opportunity, the parties' respective general responsibilities shall be as follows: (a) PPC's primary responsibilities shall be overall project management, system architecture, software development plus design, and service support and maintenance; while (b) the Company's primary area of responsibility shall be the delivery of a fully-furnished and designed hardware unit, including any related software and other applications as may be necessary or appropriate in any particular instance.

         3. The prime as a prime  contractor  intends  to submit a  proposal  in response to the Solicitation, and will include the sub as a proposed subcontractor for that portion of the work as may hereafter be agreed upon by the parties and described in Exhibit A hereto, consistent with the general parameters set forth in Section 2 above.

         4. The parties agree that they will not actively participate in other team efforts that are competitive to the Solicitation effort, nor will they compete independently for work covered by the Solicitation during the Term. The term "active participation", as used herein, includes the interchange of technical data with the competitors.

         5. Each party will exert its reasonable efforts to cause the selection of the prime as a prime contractor for the Program and the acceptance of the sub as the subcontractor for the work identified for the sub herein. Each party will continue to exert its reasonable efforts toward this objective throughout any and all negotiations concerning a proposed contract or subcontract which may follow the submission of such proposal or proposals in response to the Solicitation.

         6. It is understood that in any proposal submitted in response to the Solicitation and in all discussions with respect to such Solicitation, the prime will identify the sub as its team member, and will state in such proposal or discussions the relationship of the parties, and the scope of responsibilities of each party, as set forth under this Agreement.

         7. The sub will furnish, for incorporation into any proposal, all proposal material pertinent to the work assigned to the sub as defined (or as may hereafter be defined) in the attached Exhibit A, including but not limited to manuscripts, art work, and cost and/or pricing data, as appropriate. The prime agrees that the sub may submit proprietary or confidential corporate financial data directly to the government. The parties will furnish qualified personnel who will cooperate together in drafting a proposal. The sub shall provide proposal inputs to the prime within the schedule agreed upon by both parties. The parties shall perform such additional tasks as necessary and reasonable, subsequent to the submission of the proposal to the Customer, in order to remain in a competitive position. The parties shall also negotiate in good faith, any further change or modification to Exhibit A as may be required during the term of this Agreement.

         8. Each party will furnish to the other such cooperation and assistance as may be reasonably required hereunder, both with respect to the Program and any other Opportunity; provided, however, that the parties shall be deemed to be independent contractors, and the employees of one shall not be deemed to be the employees of the other. Furthermore, this Agreement is not intended by the

PPC TEAMING AGREEMENT                  Page 2      Solicitation No.____TBD______
parties to constitute or create a joint venture, partnership, or formal business organization of any kind, other than a contractor team arrangement as set forth in the Federal Acquisition Regulations, and the rights and obligations of the parties shall be only those expressly set forth herein. Neither party shall have authority to bind the other except to the extent authorized herein.

         9. In connection with the Program and any other Opportunity, each party will bear all cost, risks and liabilities incurred by it arising out of its obligations and efforts under this Agreement during the pre-proposal and proposal periods, which are defined as the periods up to an award of a prime contract. However, the prime will be responsible for the graphic arts, printing, bindings, and delivery cost of any proposal. Neither party shall have any right to any reimbursement, payment or compensation of any kind from the other during the period up to an award of a prime contract with respect to the Program or any other Opportunity.

         10. The prime will have the sole right to decide the form and content of all documents submitted to the Customer. The sub shall offer the prime its advice and aid, and will prepare the substantive content of its portion of the proposal, in the timeframes requested by the prime.

         11. Pricing may be an important or significant part of the proposal preparation process. The prime and the sub may, therefore, jointly discuss and work together to develop price modeling for those portions of the work to be performed by the sub, so as to maximize the ability of the team to successfully compete. The sub agrees to take all reasonable steps to meet competitive prices or rates derived from these models and discussions.

         12. If a prime contract is awarded to the prime as a result of the Solicitation (or in connection with any other Opportunity), the prime will, to the extent permitted by Customer rules, regulations and applicable law, enter into good faith negotiations with the sub for a subcontract, wherein the prime will make every reasonable effort to subcontract to the sub for that portion of the work set forth in the attached Exhibit A. The work to be performed by the sub will be in accordance with the Solicitation, or resultant prime contract, schedule and technical specifications, if any, and at a price to be mutually agreed upon between the parties. Subcontractor agrees to accept applicable subcontract terms and conditions flowed down from or similar to those included in the prime contract which are required to be included by law or regulations, or such provisions as may be reasonably required in order to enable the prime to perform its obligations as a prime contractor, and such other provisions upon which mutual agreement is reached. The parties agree to enter into good faith negotiations relating to such a subcontract as soon as practicable.

         13. It is agreed between the parties that the prime shall be the primary contact with the government concerning any proposal. In the event it becomes desirable for the sub to contact the government concerning the program, such contact shall be approved by the prime to ensure coordination of efforts and understanding of commitments prior to such contact. Although the prime will be the prime contact with the government, it is recognized that the sub will have a continuing relationship with the government and may be the recipient of inquiries concerning the subject matter of this Agreement. Therefore, any substantive communications directly between the sub and the Government concerning any matter involving this Agreement shall not be deemed to be a breach of this Agreement, provided the prime is notified in a timely manner thereof by the sub.

PPC TEAMING AGREEMENT                  Page 3      Solicitation No.____TBD______

         14. In the event the prime should be requested or is presented the opportunity to make presentations, whether orally or by written communications, to interested government agencies concerning the Program or any other Opportunity, the content of the presentations shall be made immediately known to the sub, subject to any prohibitions or restrictions imposed by the Government. The sub will support such presentations as directed by the prime if it relates to the sub's area of work as defined in Section 2 hereof or Exhibit A hereto.

         15. Any news releases, public announcements, advertisements or publicity released by either party concerning this Agreement, shall be subject to the prior written approval of the other party. Any such publicity shall give due credit to the contribution of each party.

         16. During the term of this Agreement, the prime and the sub may exchange proprietary and confidential information as is required for each to perform its obligations hereunder.

              a. Proprietary and confidential information is defined as, but not limited to, performance, sales, financial, contractual, and special marketing information, ideas, technical data and concepts originated by the disclosing party, (i) not previously published or otherwise disclosed to the general public, (ii) not previously available to the receiving party or others without restriction, (iii) not normally furnished to others without compensation, or (iv) which the disclosing party desires to protect against unrestricted disclosure or competitive use; and which is furnished pursuant to this Agreement and appropriately identified as being proprietary or confidential when furnished.

              b. The parties shall designate below the individuals within their organizations as the only person(s) to receive proprietary or confidential information exchanged between the parties pursuant to this Agreement.

                   For the Prime (PPC):       Steven Maxwell (Project Manager)
                                              Director (Title)

                   For the Sub (Company):     Ira Tabankin (Project Manager)
                                              President (Title)

              c. Neither party shall divulge or use for any purpose not connected with the Program or any other Opportunity contemplated in this Agreement, any proprietary or confidential information in any manner other than to the appropriate Customer agencies or organizations to which proposals or reports are to be submitted. Each party agrees to keep any Proprietary Information in strict confidence, and to use the same reasonable efforts to protect such information as are used to protect its own proprietary or confidential information, and to prevent disclosure, publication or dissemination of such.





PPC TEAMING AGREEMENT                  Page 4      Solicitation No.____TBD______

              d. Disclosure of proprietary or confidential information shall be restricted to those persons who are directly participating in the proposal and contract efforts identified in this Agreement. The parties each will designate in writing those representatives responsible for initially receiving any proprietary or confidential information.

              e. All proprietary or confidential information exchanged will be in writing, clearly identified as proprietary or confidential and marked in accordance with FAR 52.215-1 (e) or similar marking. Proprietary or confidential information provided either orally or visually shall be promptly confirmed in writing as proprietary or confidential information.

              f. Each party is authorized to incorporate such proprietary or confidential information in the proposal contemplated by this Agreement for submission to the government, provided such proposal bears a restrictive legend similar to that provided for in FAR 52.215-1(e) or other appropriate procurement regulations.

              g. Proprietary or confidential information disclosed hereunder may be used only by the receiving party in connection with the Solicitation, any other Opportunity or the performance of any contract or subcontract awarded pursuant to Agreement.

              h. It is further agreed that each party will require that all third parties to this Agreement, if any, receiving proprietary or confidential information protect the same in accordance with the provisions contained herein.

              i. Neither party shall be liable for the inadvertent or accidental disclosure of proprietary or the confidential information if such disclosure occurs despite exercise of the same degree of care as such party normally takes to preserve its own such data or information.

              j. The obligations of nondisclosure and nonuse of proprietary or confidential information imposed in the preceding paragraphs shall terminate two years after termination of this Agreement, unless the parties enter into a definitive subcontract, in which case the rights and obligations of the parties shall be governed by the subcontract.

              k. The work contemplated by this Agreement including the proposal review and preparation activity could likely involve access to and disclosure of technical data as it is identified in the FAR and other U.S. Government statutes and regulations. The parties shall conduct all of their activities associated with this Agreement consistent with these applicable regulations which in part limit, restrict or prohibit disclosure of technical data to non-US persons as defined by such regulations.



PPC TEAMING AGREEMENT                  Page 5      Solicitation No.____TBD______

         17. The obligation with respect to the protection and handling of proprietary or confidential information, as set forth in this Agreement, is not applicable to the following:

              a. Information which becomes lawfully known or available to the receiving party from a source other than the disclosing party, including the government, and without breach of this Agreement by the recipient.

              b.   Information developed independently by the receiving party.

              c. Information which becomes available to the receiving party by inspection or analysis of products available in the market.

              d. Information which is within, or later falls within, the public domain without breach of this Agreement by the recipient.

              e. Information furnished to the government with "unlimited rights".

              f. Information publicly disclosed with the written approval of the other party.

              g. Information disclosed by the party providing the same to others on a nonrestricted basis.

              h. Nothing herein shall restrict either party from disclosing any portion of such information on a restricted basis pursuant to a judicial or other lawful government order, but only to the extent of such order.

         18. Neither party shall restrict the other party's use of any information not considered proprietary or confidential hereunder.

         19. No license to the other party, under any trademark, patent or copyright, or applications which are now or may thereafter be owned by such party, is either granted or implied by the conveying of information to that party. The submission or exchange of information by the parties shall in no way constitute any representation, warranty, assurance, guarantee or inducement by either party to the other with respect to the infringement of trademarks, patents, copyrights or any right of privacy, or other rights of third persons.

         20. Access to classified information may be required in the performance of the services hereunder, and the sub shall, if required by the Solicitation and any resultant contract or subcontract awarded thereunder, meet the security clearance requirements of the U.S. Government as set forth in the current edition of the National Industrial Security Program Operating Manual (NISPOM) or other pertinent government regulations. The sub agrees that all of its personnel who, pursuant to this Agreement, will have access to classified information, shall have an appropriate personal security clearance then in effect, prior to being accorded access to such information.



PPC TEAMING AGREEMENT                  Page 6      Solicitation No.____TBD______

         21. The Company represents and warrants to PPC that the Product is and will be original and does not and shall not infringe or violate any patent, copyright, trademark or other intellectual property right of any third party. The Company shall indemnify, defend and hold harmless PPC against any losses, liabilities, damages, fees, costs and expenses (including, without limitation, reasonable attorneys' fees and costs) arising out of or based upon any claim that the Product or any other intellectual property provided by the Company pursuant to this Agreement (i) infringes or violates any patent, copyright, trademark or other intellectual property right of any third party or (ii) constitutes an unlawful disclosure, use or misappropriation of another party's trade secret.

         22. This Agreement shall remain in force for a period of two years from the effective date hereof, and may be thereafter extended for up to five successive periods of one year each upon the mutual written agreement of the parties, unless sooner terminated in accordance with the remaining provisions of this Section 22. Notwithstanding the foregoing, with respect to the Program only, this Agreement shall be superseded by any subcontract entered into between the parties, and the parties' respective obligations hereunder with respect to the Program shall terminate upon the earliest to occur of the following:

              a. The execution of a subcontract between the parties for the Program;

              b. An official Customer announcement that an award will not be made based on the TSWG Solicitation;

              c. An official Customer announcement that the TSWG Solicitation has been canceled;

              d. An official Customer announcement that the Program has been canceled;

              e. The award of a prime contract for the TSWG Solicitation to a contractor(s) other than the prime;

              f. The Customer directs the prime or the sub to participate with one or more other contractors on this procurement;

              g. The prime is unable to obtain Customer approval of the sub as a subcontractor to the prime;

              h.   Mutual written consent of both parties; or

              i. Inability of the prime and the sub, negotiating in good faith, to reach agreement on the terms of a subcontract offered by the prime, in accordance with this Agreement.

In addition, either party shall have the right to terminate this Agreement upon written notice to the other party (i) in the event of a material breach by the other party of its obligations under this Agreement, which breach shall have continued uncured for thirty (30) or more days after receipt of



PPC TEAMING AGREEMENT                  Page 7      Solicitation No.____TBD______
written notice of such breach, (ii) if such other party makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against such other party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or comparable disposition, or (iii) if the terminating party determines in good faith that it is not receiving the benefits it expected to receive in connection with this Agreement, PROVIDED that neither party may terminate this Agreement pursuant to this clause (iii) unless it shall have first notified the other party in writing of its intent to so terminate and the parties shall have been unable to reach a mutually agreeable resolution within sixty (60) days after the delivery of such notice.

         23.  The   termination  of  this  Agreement  shall  not  supersede  the obligation of the parties with respect to the protection of proprietary or confidential information, as set forth in paragraph 16.

         24. In the event this Agreement is terminated, either party shall be free to pursue its individual approaches in association with the successful contractor or a third party for work, which is the subject of this Agreement, subject to the provisions of paragraph 16j.

         25. The parties each shall designate in writing one or more individuals within their own organization as their representative(s) responsible for direct performance of the parties' necessary functions. Such representative(s) shall have the responsibility to effectuate the requirements and responsibilities of the parties under this Agreement.

             IF TO PPC:                            IF TO CATCHER, INC.:

             Project Performance Corporation       CATCHER, Inc.
             1760 Old Meadow Road, 4th Floor       1165 Via Vera Cruz
             McLean, VA 22102                      San Marcos, CA 92078
             Attention:                            Attention:

             TECHNICAL:                            TECHNICAL:

             Name: Steven Maxwell                  Name: Ira Tabankin
             Phone: 972-740-8146                   Phone: 805-443-9431
             Fax: 972-516-3745                     Fax: 760-736-4476
             Email: smaxwell@ppc.com               Email: ITabankin@aol.com

             CONTRACTUAL:                          CONTRACTUAL:

             Name: Peter Dierbeck                  Name: Ira Tabankin
             Phone: 703-748-7026                   Phone: 805-443-9431
             Fax: 703-748-7001                     Fax: 760-736-4476
             Email: pdierbeck@ppc.com              Email: itabankin@aol.com

         26. All notices, certificates, acknowledgments and other reports hereunder shall be in writing and shall be deemed properly delivered when duly mailed by registered letter, by express (overnight) mail, or by facsimile to the other party at its address as indicated in paragraph 25, or to such other address as either party may, by written notice, designate to the other.




PPC TEAMING AGREEMENT                  Page 8      Solicitation No.____TBD______

         27. In no event does this Agreement limit or restrict the rights of the parties from quoting, offering to sell or selling to others, any items or services not uniquely identified with the proposal, which it may regularly offer for sale and which may be included in the proposal contemplated by this Agreement. This Agreement is intended to protect products or services arising from the combined efforts of the parties and proprietary or confidential information furnished for this Agreement.

         28. Nothing herein shall be construed as providing for the sharing of profits or losses arising out of the efforts of either or both of the parties.

         29. This Agreement may not be assigned or otherwise transferred by either party in whole or in part without the express prior written consent of the other party, which consent will not unreasonably be withheld. The foregoing shall not apply in the event either party shall change its corporation name or merge with another corporation.

         30. This Agreement shall not be amended or modified, nor shall any waiver or any right hereunder be effective unless set forth in a document executed by duly authorized representatives of both the prime and the sub. The waiver of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition, or any subsequent breach of the same or any other term, covenant or condition herein contained.

         31. The content of this Agreement may be made known to appropriate Customer representatives by either party if requested by the Customer.

         32. Nothing contained herein is intended to affect the rights of the Customer to negotiate directly with either party hereto on any basis the Customer may desire.

         33. This Agreement (including all attachments and modifications hereto) contains all of the agreements, representations and understandings of the parties hereto, and supersedes and replaces any and all previous understandings, commitments or agreements, oral or written, related to this Agreement and the award of a contract under the Program set forth herein.

         34. If any part, term or provision of this Agreement shall be held void, illegal, unenforceable, or in conflict with any law of a federal, state, or local government having jurisdiction over this Agreement, the validity of the remaining portions or provisions shall not be affected thereby, so long as the basic intent and purpose of this Agreement can still be achieved.

         35. During the term of this Agreement and for a period of one year after termination or expiration, neither party shall, without the written consent of the other party, solicit for hire nor knowingly allow any of its employees, agents, officers, or representatives to solicit for hire, any employee(s) of the other party who are associated with or involved in the performance of this Agreement. However, this restriction does not apply when employment agreements are made pursuant to public recruitment offerings. Further, this provision shall be included in, and shall apply to, any subcontract issued under any resultant contract for the Program.




PPC TEAMING AGREEMENT                  Page 9      Solicitation No.____TBD______

         36. The sub agrees that it is not authorized to engage in communications or lobbying activity with Government personnel on behalf of prime that attempt to influence contract award. Further, the sub shall comply with the requirements of FAR 52.203-12.

         37. This Agreement shall be enforced and interpreted under the laws of the Commonwealth of Virginia, exclusive of its choice of law provisions.

IN WITNESS THEREOF, the parties hereto have executed this Agreement on the date herein above indicated.


PROJECT PERFORMANCE CORPORATION                CATCHER, INC.
                                               (FORMERLY LCM TECHNOLOGIES, INC.)





BY: /s/ Michael J. Nigro  (SIGNATURE)          BY: /s/ Ira Tabankin  (SIGNATURE)
   -----------------------                     ----------------------

NAME: Michael J. Nigro                         NAME: Ira Tabankin

TITLE: President & CEO                         TITLE: President

DATE:                                          Date: March 31 2005







PPC TEAMING AGREEMENT                  Page 10     Solicitation No._____________

                                TEAMING AGREEMENT
         BETWEEN PROJECT PERFORMANCE CORPORATION (PPC) AND CATCHER, INC.
                        (FORMERLY LCM TECHNOLOGIES, INC.)

                                    EXHIBIT A

Project Performance Corporation and CATCHER, Inc. are working together to define the more detailed responsibilities of each party in connection with the Project. This document will be updated at a later date as these responsibilities become more defined.

















PPC TEAMING AGREEMENT                 A-1          Solicitation No._____________